Exhibit 99.1

BNP Residential Properties Announces Refinance of Chason Ridge Apartments

CHARLOTTE, N.C., May 17, 2005 (BUSINESS WIRE) -- BNP Residential Properties, Inc. (AMEX: BNP) announces the refinance of Chason Ridge Apartments in Fayetteville, North Carolina through a $15.5 million deed of trust loan from Column Financial, Inc. The loan has a term of ten years and bears interest at a fixed rate of 5.21%, with interest only payable during the first three years. The property was previously subject to a $11.5 million deed of trust loan with a floating interest rate of 30-day LIBOR plus 1.75%.

Company Overview: BNP Residential Properties, Inc. is a real estate investment trust focused on owning and operating apartment communities. We own and operate 33 apartment communities containing a total of 8,384 apartments, including three communities containing 713 units for which we are the general partner. In addition to the apartment properties, the Company owns 40 restaurant properties that are leased on a triple-net basis to a restaurant operator. The Company currently operates in the states of North Carolina, South Carolina and Virginia.

BNP Residential Properties, Inc. is structured as an UPREIT or umbrella partnership real estate investment trust. The Company is the sole general partner and owns a controlling interest in BNP Residential Properties Limited Partnership, the operating partnership. All of the Company's operations are conducted through the operating partnership.

More information may be obtained by calling the company's  Corporate  Offices at
(704) 944-0100 or on the Internet through the company website at www.bnp-residential.com. Information requests may be e-mailed to the investor relations department at investor.relations@bnp-residential.com.

SOURCE: BNP Residential Properties, Inc.
BNP Residential Properties, Inc.
Philip S. Payne, 704-944-0100
Fax: 704-944-2039


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